UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2013

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35206	65-0423422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(Address of principal executive offices)

(561) 630-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2013, Thomas Evans tendered his resignation as a member of the board of directors (the “Board”) of Bankrate, Inc. (the “Company”) effective December 31, 2013. The decision of Mr. Evans to resign was in connection with his stepping down as President and Chief Executive Officer of the Company effective December 31, 2013 and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Effective upon Mr. Evans’ resignation from the Board, the Board has appointed Kenneth Esterow as a member of the Board to fill the vacancy created by Mr. Evans’ resignation. Mr. Esterow will serve as a Class II director with a term to expire at the Company’s 2016 annual meeting of stockholders. As an employee director, Mr. Esterow will not receive any compensation as a director.

On December 10, 2013, the Company entered into a Separation and Consulting Agreement with Mr. Evans (the “Agreement”) that provides for the terms of Mr. Evans’ separation from the Company as an employee on December 31, 2013 and retention by the Company as a consultant following such time. In connection with his separation and contingent on the execution and non-revocation of a release agreement, Mr. Evans will receive a one-time grant of 18,600 shares of Company common stock, each of Mr. Evans’ unvested stock options will become vested and exercisable and each of Mr. Evans unvested time-vested restricted shares will become vested and unrestricted, and Mr. Evans will be entitled to any performance shares he earns in accordance with the terms of the performance share award agreement based on the Company’s financial performance in 2013. Pursuant to the Agreement, Mr. Evans has been retained by the Company as a consultant for a period of two years commencing on January 1, 2014, and will be paid a consulting fee of $40,000 per month and the Company will provide medical and dental insurance benefits on the same terms and conditions as such benefits are provided to other senior executives of the Company generally from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2013	BANKRATE, INC.

	By:	/s/ James R. Gilmartin
James R. Gilmartin
VP, General Counsel